Exhibit 10.20

SEPARATION AND RELEASE AGREEMENT

1. Provided that the undersigned (“Executive”) executes this Separation and General Release Agreement (this “Agreement”) no later than January 10, 2023 (the “Effective Date”), and Executive does not revoke this Agreement within seven (7) days following Executive’s execution of this Agreement, as provided in Section 10 below and further provided that Executive complies with section 15 and other provisions of Executive’s Employment Agreement (defined herein) regarding return of Company property and data, Inspired Entertainment, Inc. (“Inspired”) will pay to Executive, in addition to any Accrued Benefits (as defined in Section 16(a)(iv) of Executive’s Employment Agreement between the Company and the Executive dated as of December 14, 2016, as amended on December 22, 2017 and later clarified on January 31, 2020 and March 28, 2020 (the “Employment Agreement”)) and (x) in the event of a termination by the Company for Convenience, Executive’s salary, maximum annual bonus, and other benefits contractually due to him … in respect to the three month notice period pursuant to Section 2b-c of the Employment Agreement or (y) in the event of termination by Executive for Good Reason, Executive’s salary and other contractual benefits during the ninety (90) days notice period in Section 16(b) of the Employment Agreement, AND whether by Company or Executive, such additional severance amounts set forth in Section 16(b) of the Employment Agreement, which are set forth in the Schedule to this Agreement, and provide a mutual release of claims and a non- disparagement covenant. All amounts provided above shall be paid in accordance with the terms of the Employment Agreement or the equity award agreement, as applicable. For the avoidance of doubt, the Company agrees to net settlement, consistent with the 409a provisions of his Employment Agreement, of the special 150,000 RSU grant, which has vested but not settled.

2. Except for (a) claims that cannot be waived as provided in Section 3 below, (b) Rights reserved in Section 6 below, (c) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under the Employment Agreement, any agreement between Executive and the Company or the charter, bylaws, or other organization document of the Company or pursuant to any director’s and officer’s liability insurance policy, in the future or previously in force, (d) any rights Executive may have to workers’ compensation benefits or to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, and (e) any rights Executive has in his capacity as a holder of equity securities of the Company, for valuable consideration, the adequacy of which is hereby acknowledged, Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Inspired and its subsidiaries, parents, affiliates, related organizations, and equity holders, and their respective affiliates, employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this Agreement for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, of any kind, with respect to Executive’s employment (or the termination thereof), under the Employment Agreement (or any successor agreement) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes, without limitation, a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this Agreement.

3. Excluded from Executive’s release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

4. Inspired does hereby release, waive, and forever discharge the Releaser from, and does fully waive any obligations or liabilities of Releaser to Releasees of any kind and nature that Releasees had, have, or might claim to have against Releasers at the time Executive executes this Agreement for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, of any kind, with respect to Executive’s employment (or the termination thereof), under the Employment Agreement (or any successor agreement) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute. This also includes, without limitation, a release by Releasees of any claims for breach of contract, and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this Agreement.

5. Executive, with respect to Inspired and the Released Parties set forth in paragraph 2 above, and Inspired, its executive officers and directors, with respect to Executive shall not make any statements, orally or in writing, nor take any actions, which in any way could disparage the other party, or which foreseeably could harm the reputation of the other party, or in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone. The foregoing covenants shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Parties further agree that if asked about the separation, each will state in substance: “Executive left the Company as part of the Board’s restructuring of the Office of the Executive Chair. The Company thanked Executive for his service since the formation of the Company and wished him well. Executive thanked the Company for the opportunity to be part of the Executive Team.”

6. Each Party does mutually warrant that they have not brought a lawsuit or complaint against the other. For the avoidance of doubt, notwithstanding the releases contained herein, the Parties (Executive and Inspired) also specifically reserve the right to enforce in arbitral proceedings as set forth in the Employment Agreement: i) those provisions of the Employment Agreement that survive termination and ii) this Separation & Release Agreement; and (iii) additionally reserve the right to bring any action related to fraud or criminality by the other party presently unknown to either Party.

7. The Executive acknowledges and agrees that his duties under Section 15 and Section 16(c) of the Employment Agreement survive termination of the Employment Agreement and remain enforceable by Inspired against Executive. Executive agrees to return the laptop and ipad provided to him by Inspired for the performance of his duties under the Employment Agreement as of the date hereof (if he has not already done so) and Inspired shall work with Executive and/or his designated IT consultant to duplicate and provide copies of Executive’s personal data to Executive, provided, however, that Executive further represents that, except as disclosed in writing to Inspired as of the date hereof, he has not downloaded any documents or other information from Inspired’s service, IT system or the laptop since 10am (ET) on Friday, January 6th. For avoidance of doubt, Inspired does not release any potential claims to the extent that Executive breaches his post-termination obligations under the Employment Agreement or the representation set forth in this paragraph 6.

8. Executive and the Company hereby acknowledge and agree that Executive’s termination of employment shall be effective as of the Effective Date, and that this date shall serve as the date of termination for all legal purposes.

9. Executive acknowledges and recites that:

(a) Executive has executed this Agreement knowingly and voluntarily and that he has read and understands this Agreement in its entirety;

(b) Executive has been advised and directed orally and in writing (and this subsection (b) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to this Agreement before executing it; and

(c) Executive is specifically waiving any claims regarding age discrimination, including, without limitation, pursuant to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

(d) Executive’s execution of this Agreement has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this Agreement.

(e) Executive has been given at least twenty-one (21) days to consider this Agreement, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary.

(f) The additional benefits and other promises that Executive is to receive under this Agreement are sufficient consideration for the general release provided herein.

10. This Agreement shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.

11. Executive may revoke the general release provided in Section 2 above within seven (7) calendar days after signing it. To be effective, such revocation must be made in writing to Carys Damon. Revocation can be made by hand delivery, electronic mail, facsimile, or postmarking before the expiration of this seven (7) day period.

COMPANY

INSPIRED ENTERTAINMENT, INC.

By:	/s/ Carys Damon
Name:	Carys Damon
Title:	Authorized Signatory

Date:	10 January 2023

EXECUTIVE

/s/ Daniel B Silvers
Daniel B Silvers
Date:	1/10/2023